CONTENTS





                                                                            Page

INDEPENDENT AUDITOR'S REPORT                                                   1
FINANCIAL STATEMENTS:
      Balance Sheets                                                         2-3
      Statements of Operations and Changes in Partners' Equity                 4
      Statements of Cash Flows                                               5-6
      Notes to Financial Statements                                         7-11
SUPPLEMENTARY INFORMATION:
      Supplemental Schedule of Expenses                                       12
      Supplemental Schedule of Changes in Partners' Equity                    13

Partners
Blessed Rock of El Monte
Costa Mesa, California



                          INDEPENDENT AUDITOR'S REPORT

     I have audited the accompanying balance sheet of Blessed Rock of El Monte, a California Limited Partnership as of December 31, 2000 and 2001, and the related statements of operations and changes in partners' equity, and operating cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. My responsibility is to express an opinion on these financial statements based on my audits.

     I conducted my audits in accordance with auditing standards generally accepted in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blessed Rock of El Monte as of December 31, 2000 and 2001 and the results of its operations and its operating cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     My audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplementary information shown on page 12 and 13 is presented for the purpose of additional analysis and is not a required part of the basic financial statements of Blessed Rock of El Monte. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.



/s/ Jack Gilk
-------------


March 4, 2002                                              33-0724657

                            BLESSED ROCK OF EL MONTE
                       (A California Limited Partnership)
--------------------------------------------------------------------------------
                   BALANCE SHEETS, DECEMBER 31, 2000 AND 2001
--------------------------------------------------------------------------------




                                   A S S E T S

                                                                           2001                    2000
                                                                       -------------           -------------
Current Assets:
     Operating cash and equivalents                                    $      27,108           $      60,905
     Security deposit cash                                                    24,620                  25,804
     Tenant accounts receivable                                                1,609                   2,866
     Prepaid expenses                                                         11,344                  12,131
                                                                       ------------            -------------
              Total current assets                                            64,681                 101,706
                                                                       -------------           -------------

Property, Building, and Equipment, At Cost:
     Land                                                                  1,271,162               1,271,162
     Building and improvements                                             7,982,536               7,982,536
     Equipment                                                                46,190                  46,190
                                                                       -------------           -------------
                                                                           9,299,888               9,299,888
     Accumulated depreciation                                               (900,818)               (695,115)
                                                                       -------------           -------------
              Property, building, and equipment - net                      8,399,070               8,604,773
                                                                       -------------           -------------

Other Assets:
     Replacement reserve                                                      72,260                  63,311
     Tax and insurance restricted accounts                                    28,524                  20,630
     Unamortized deferred costs                                               58,164                  91,755
                                                                       -------------           -------------
              Total other assets                                             158,948                 175,696
                                                                       -------------           -------------

                                                                          $8,622,699              $8,882,175
                                                                          ==========              ==========

               See the accompanying notes to financial statements.
               ---------------------------------------------------

Blessed Rock of El Monte
Balance Sheets, December 31, 2000 and 2001
Page 2
--------------------------------------------------------------------------------



                        LIABILITIES AND PARTNERS' EQUITY

                                                                           2001                    2000
                                                                       -------------           -------------
Current Liabilities:
     Current portion of long-term debt                                 $      34,998           $      32,622
     Accounts payable                                                          6,703                   7,670
     Security trust liability                                                 24,560                  24,585
     Accrued interest                                                         15,364                  15,555
     Other accruals                                                            8,608                     756
     Unearned rental income                                                    1,536                       -
                                                                       -------------           -------------
              Total current liabilities                                       91,769                  81,188
                                                                       -------------           -------------

Long-term Debt:
     Mortgage payable, less current portion
         included above                                                    2,580,186               2,615,184
     Notes payable                                                           706,213                 706,213
     Accrued interest payable                                                172,619                 141,307
     Grant loan payable                                                      400,000                 400,000
     Advance payable to general partner                                        1,000                   1,000
     Developer fee payable                                                   182,719                 346,456
                                                                       -------------           -------------
              Total long-term debt                                         4,042,737               4,210,160
                                                                       -------------           -------------

Partners' equity                                                           4,488,193               4,590,827
                                                                       -------------           -------------

                                                                          $8,622,699              $8,882,175
                                                                          ==========              ==========

               See the accompanying notes to financial statements.
               --------------------------------------------------
                                       3

                            BLESSED ROCK OF EL MONTE
                       (A California Limited Partnership)
--------------------------------------------------------------------------------
                      STATEMENTS OF OPERATIONS AND CHANGES
       IN PARTNERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                                           2001                    2000
                                                                       -------------           -------------
Revenue:
     Gross potential rents                                              $    744,964           $     696,391
     Less vacancies                                                           (2,702)                 (3,269)
                                                                        ------------           -------------
     Net rental income                                                       742,262                 693,122
     Laundry and vending                                                      11,122                   9,075
     Tenant charges                                                              961                   1,426
     Interest income                                                           2,731                   5,164
                                                                        ------------           -------------
              Total revenues                                                 757,076                 708,787
                                                                        ------------           -------------

Expenses:
     Administrative                                                          179,102                 126,226
     Utilities                                                                56,044                  44,814
     Operating and maintenance                                                49,233                  45,913
     Taxes and insurance                                                     119,286                 193,320
     Interest                                                                216,750                 218,977
     Depreciation                                                            239,295                 239,295
                                                                       -------------           -------------
              Total expenses                                                 859,710                 868,545
                                                                       -------------           -------------

Net loss                                                                    (102,634)               (159,758)

Partners' equity - beginning                                               4,590,827               4,750,585
                                                                       -------------           -------------

Partners' equity - ending                                              $   4,488,193           $   4,590,827
                                                                       =============           =============

               See the accompanying notes to financial statements.
               --------------------------------------------------
                                       4

                            BLESSED ROCK OF EL MONTE
                       (A California Limited Partnership)
--------------------------------------------------------------------------------
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
--------------------------------------------------------------------------------



                                                                            2001                    2000
                                                                        ------------             -----------
Cash flows from operating activities:
     Rental receipts                                                    $    733,529             $   683,941
     Operating interest receipts                                               1,300                   3,399
     Other operating receipts                                                 12,083                  10,501
     Payments to suppliers and employees:
         Administrative expenses                                             (15,247)                (30,791)
         Management fees                                                     (89,358)                (34,527)
         Utilities                                                           (54,877)                (39,204)
         Salaries and wages                                                  (53,116)                (52,068)
         Operating and maintenance                                           (35,799)                (41,702)
         Real estate taxes                                                   (99,496)               (289,779)
         Payroll taxes                                                        (5,069)                 (5,059)
         Property insurance                                                  (16,901)                (13,126)
         Miscellaneous taxes and insurance                                   (14,604)                (11,349)
         Interest on mortgage                                               (185,629)               (187,089)
         Interest on other notes                                                   -                  (8,478)
         Funding security deposit account                                      1,158                    (545)
                                                                       -------------            ------------
              Net cash provided by (used in)
                  operating activities                                       177,974                 (15,876)
                                                                       -------------             ------------

Cash flows from investing activities:
     Net tax and insurance impounds                                           (7,631)                 (2,398)
     Net reserve deposits,including interest                                  (8,949)                (21,475)
     Reserve interest                                                          1,168                   1,051
     Capital expenditures                                                          -                  (8,481)
                                                                       -------------            ------------
         Net cash used in investing activities                               (15,412)                (31,303)
                                                                       -------------            ------------

Cash flows from financing activities:
     Mortgage principal payments                                             (32,622)                (30,408)
     Developer fee payments                                                 (163,737)                (43,000)
                                                                       -------------            ------------
         Net cash used in financing activities                              (196,359)                (73,408)
                                                                       -------------            ------------

Net increase (decrease) in cash                                              (33,797)               (120,587)
Cash at beginning of year                                                     60,905                 181,492
                                                                       -------------            ------------

Cash at end of year                                                    $      27,108            $     60,905
                                                                       =============            ============

               See the accompanying notes to financial statements.
               --------------------------------------------------

Blessed Rock of El Monte
Statements of Cash Flows, December 31, 2000 and 2001
Page 2
--------------------------------------------------------------------------------



                           Reconciliation of Net Loss
             to Net Cash Provided by (Used in) Operating Activities



                                                                            2001                   2000
                                                                       -------------           -------------


Net Loss                                                               $    (102,634)            $  (159,758)
Adjustments to reconcile net loss to net cash
     Provided by (used in) operating activities:
         Depreciation and amortization                                       239,294                 239,295
         Decrease (increase) in:
              Security deposit cash                                            1,184                    (490)
              Receivables                                                      1,257                   2,795
              Prepaids                                                           787                  (7,120)
         Increase (decrease) in:
              Payables                                                          (967)                 (2,544)
              Security deposit liability                                         (25)                    (55)
              Accrued expenses                                                38,973                 (86,234)
              Unearned rental income                                           1,536                       -
         Reserve interest earned                                              (1,431)                 (1,765)
                                                                       -------------             -----------

Net cash provided by (used in) operating activities                    $     177,974             $   (15,876)
                                                                       =============             ===========

               See the accompanying notes to financial statements.
--------------------------------------------------------------------------------

                            BLESSED ROCK OF EL MONTE
                       (A California Limited Partnership)
--------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Blessed Rock of El Monte, a California limited partnership, was formed on November 22, 1995 by and between Everland, Inc., a California Corporation, as the general partner and Tom Y. Lee as the limited partner. The Partnership Agreement was amended and restated on September 17, 1996 to replace Tom Y. Lee with WNC Housing Tax Credit Fund V, L.P. Series 3 and 4 as limited partners and WNC Housing, L.P. as a special limited partner.

     The Partnership was formed to acquire, construct, own and operate a 137-unit elderly facility apartment complex for low income residents in El Monte, California. The Partnership also generates tax credits to the partners in accordance with the provisions of the code and applicable Treasury regulations. The Partnership has qualified for low income housing tax credits as currently allowable under Section 42 of the Internal Revenue Code.

     The Partnership received HOME funds from the City of El Monte and redevelopment funds from the El Monte Community Redevelopment Agency as part of a public program to ensure affordable housing for senior citizen tenants. In addition, the El Monte Community Redevelopment Agency paid various project impact fees to the City of El Monte associated with the construction and development of the Project on behalf of the Partnership.

     Capitalization and Depreciation: Assets are recorded at cost and depreciated for financial accounting purposes using the straight-line method over their estimated useful lives. The principal estimated useful lives used in computing the depreciation provisions are 10 to 40 years for building and improvements, and 3 to 10 years for equipment The policy of the project is to charge amounts expended for maintenance, repairs, and minor replacements to expense, and to capitalize expenditures for major replacements and betterments.

     Cash and Cash Equivalents: For purposes of reporting cash flows, cash includes unrestricted cash in bank, cash on hand, savings accounts, and all certificates of deposit with original maturities of three months or less.

     The Partnership maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Deferred  Costs:   Deferred  costs,   comprised  of  tax  credit  fees  and
     organization costs are being amortized over five years.

Blessed Rock of El Monte
Notes to Financial Statements, December 31, 2001
Page 2
--------------------------------------------------------------------------------


     Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements, and (2) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Rental Income and Unearned Rents: The Partnership rents apartment units on a month to month basis and recognizes revenues when earned. Advance receipts of rents are classified as liabilities until earned.

     Income Taxes: No provision is made for income taxes since such taxes, if any, are the liability of the individual partners.

     Reclassifications: Certain reclassifications have been made to the 2000 financial statements to conform with the 2001 presentation.

2.   RESTRICTED FUNDS

     The Partnership is required to make monthly impound deposits to cover insurance premiums, property taxes and to maintain a reserve for replacements. These restricted funds are held by, and expenditures are subject to supervision and approval by, GMAC Commercial Mortgage.

3.   MORTGAGE PAYABLE

     Mortgage payable consists of a 7.05% real estate mortgage, payable to GMACCommercial  Mortgage,  collateralized  by
     a  deed  of  trust  on  the  realproperty.  The  obligation is payable in aggregate  monthly  principal and interest
     installments  of  $18,188  beginning  July 1, 1998 with
     a balloon payment in the amount of $2,017,000 payable
     June 1, 2013.                                                $   2,615,184

     Less current portion                                               (34,998)
                                                                   -------------
                                                                  $   2,580,186

     The amounts maturing for the next five years are:

2002    $34,998
2003     37,547
2004     40,281
2005     43,214
2006     46,361

--------------------------------------------------------------------------------

Blessed Rock of El Monte
Notes to Financial Statements, December 31, 2001
Page 3
--------------------------------------------------------------------------------

4.   NOTES PAYABLE

     Notes payable at December 31, 2001 consist of the following:

     4% note  payable  with a term of 15 years,  payable  to El Monte  Community
     Redevelopment  Agency  (RDA),  secured  by deed of  trust  and  rents  from
     Project.  Note  subject to  prepayment  in whole or in part based on events constituting default under terms of promissory note agreement. No events of default have occurred through  December 31, 2001.  Payments of interest and principal made annually beginning on April 1, 2003, and thereafter on April
     1 until outstanding principal balance of note and all accrued interest paid in full.  Payments paid from 50% of the residual rental income,  as defined in the  promissory  note  agreement.  Payments,  if any,  applied  first to accrued  interest and second to principal of note. No payments made on note
     through 2001. At December 31, 2001, accrued interest on note was $63,303.                $    275,000

     1% note payable with a term of 30 years beginning April 3, 1996, payable to
     RDA for various development fees, secured by a deed of trust and rents from the Project. Commencing April 3, 1997, and thereafter on April 3 for the following 6 succeeding years, payment of $4,239 due each year. Payment increases to $8,478 April 3, 2004 and continues the next 7 succeeding years. April 3, 2012, payment increases to $32,534 and continues the next
     14 succeeding years, or until paid in full. Payments to be paid from 50% of residual rental income, as defined in promissory note agreement. Payments first applied to interest. $8,478 paid in 1999 for 1997 and 1998. $8,478 paid in 2000 for 1999 and 2000. No payments made in 2001. At December 31,
     2001 accrued interest
     on note was $16,316.                                                                          431,213
                                                                                               ------------
                                                                                              $    706,213
                                                                                               ============

    ----------------------------------------------------------------------------

Blessed Rock of El Monte
Notes to Financial Statements, December 31, 2001
Page 4
--------------------------------------------------------------------------------


6.   GRANT LOAN PAYABLE

     The Partnership received a loan of $400,000 on April 3, 1996 from the City of El Monte as part of a public program to ensure affordable housing for senior citizen tenants. Interest accrues on the principal amount at 4%, with a term of 55 years. Loan is secured by a deed of trust and rents from the Project. At maturity, the principal amount of the loan and all accrued interest shall be deemed discharged and waived by the City unless there is an occurrence of an event of default, as specified under the loan agreement. If default occurs, the City of El Monte is entitled to exercise its rights and the entire principal amount outstanding and any accrued interest could become due and payable at the option of the City of El Monte. Accrued interest at December 31, 2001 was $92,000.

7.   RELATED PARTY TRANSACTIONS

     Capital Contributions: The limited partners, WNC Housing Tax Credit Fund V, L.P. Series III and IV, 49.495% limited partners, are required to make a capital contribution of $5,162,171, which shall be made equally between them, in amounts and at times as stated in the Limited Partnership Agreement. The limited partners' cash contributions may be reduced to account for reduced tax benefits, if any. At December 31, 2001, the limited partners have contributed $5,021,578.

     Project or Loss Allocations: All items included in the calculation of income or loss not arising from a sale or refinancing, and all tax credits, shall be allocated 98.99% to the limited partners, .01% to the special limited partner and 1% to the general partner.

     Developer Fee Payable and Advance Payable to General Partner: Under the terms of the Partnership Agreement, Everland, Inc., the developer, is to receive a developer fee totaling $1,050,416. This developer fee bears no interest and is payable upon additional capital contributions by the limited partners. During the periods ended December 31, 2001 and 2000, $163,737 and $43,000 of payments of the developer fees were made, respectively.

     Management Fee: A monthly property management fee in an amount computed at 5% of the collected gross revenue is payable to the management agent.
     Property management services to the Partnership are provided by an affiliate of the limited partners. Property management fees were $37,113 and $34,582 for the years 2001 and 2000, respectively.

     ---------------------------------------------------------------------------

Blessed Rock of El Monte
Notes to Financial Statements, December 31, 2001
Page 5
--------------------------------------------------------------------------------


     Incentive Management and Other Fees: Under the terms of the Limited Partnership Agreement, incentive management fees shall be paid to the general partner for services incidental to the administration of the business and affairs of the Partnership, reporting fees to the limited partners for services performed in monitoring the operations of the Partnership, services in connection with the Partnership's accounting matters and assisting with the preparation of tax returns. $60,442 of fees for the years 1998, 1999 and 2000 were recorded for year ended December 31, 2001. $55,013 of the fees were paid in year 2001. None were paid in prior years.

8.   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     The Partnership's sole asset is a 137-unit apartment complex. The Partnership's operations are concentrated in the multifamily real estate market In addition, the Partnership operates in a heavily regulated environment. The operations of the project are subject to the administrative directives, rules and regulations of local regulatory agencies. Such administrative directives, rules and regulations are subject to change. Such changes may occur with little notice or inadequate funding to pay for related costs, including the additional administrative burden, to comply with a change.

     ---------------------------------------------------------------------------
                                       11